Exhibit 1.01

FOURTH AMENDMENT TO CREDIT AGREEMENT

FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Fourth Amendment”), dated as of March 28, 2005, among DOMINO’S, INC., a Delaware corporation (“Borrower”), DOMINO’S PIZZA, INC., a Delaware corporation (successor by merger to TISM, Inc.) (“Holdings”), various Subsidiaries of Borrower, the lenders from time to time party to the Credit Agreement referred to below (each a “Lender” and collectively, “Lenders”) and JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank) (“JPMorgan Chase Bank”), as administrative agent for Lenders (in such capacity, “Administrative Agent”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H :

WHEREAS, Borrower, Holdings, JPMSI, Citigroup Global Markets, Inc., Lenders, Administrative Agent, Syndication Agent and Documentation Agent are parties to a Credit Agreement, dated as of July 29, 2002 and amended and restated as of June 25, 2003 (as so amended and restated and as the same has been further amended through, but not including, the date hereof, the “Credit Agreement”); and

WHEREAS, subject to the terms and conditions of this Fourth Amendment, the Lenders wish to amend the Credit Agreement as herein provided;

NOW, THEREFORE, it is agreed:

I. Amendments to Credit Agreement.

1. The definition of “Excess Proceeds Amount” appearing in subsection 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing immediately prior to the text “(d) immediately” in said definition and inserting a comma in lieu thereof, (ii) inserting the text “(including in reliance on the proviso therein)” immediately after the text “7.5(xvi)” appearing therein and (iii) inserting the text “, (e) immediately following any Investment made by Borrower or any of its Domestic Subsidiaries in Foreign Subsidiaries of the Borrower in reliance on sub-clause (A) of the proviso appearing in subsection 7.3(xiii), by the amount of such Investment and (f) immediately following any Restricted Junior Payment made by Borrower in reliance on subsection 7.5(xviii), by the amount of such Restricted Junior Payment” immediately preceding the period at the end of said definition.

2. The definition of “Leverage Ratio” appearing in subsection 1.1 of the Credit Agreement is hereby amended by deleting the text “and 7.7(xvi)(c)” appearing in said definition and inserting the text “, 7.5(xvi) and 7.7(xvi)(c)” in lieu thereof.

3. Subsection 1.1 of the Credit Agreement is hereby further amended by inserting in appropriate alphabetical order the following new definitions:

“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of March 28, 2005.

“Fourth Amendment Effective Date” has the meaning assigned to that term in the Fourth Amendment.

4. Subsection 2.4B(iii)(d) of the Credit Agreement is hereby amended by deleting said subsection in its entirety and inserting the following new subsection 2.4B(iii)(d) in lieu thereof:

“(d) Prepayments and Reductions from Adjusted Consolidated Excess Cash Flow. In the event that there shall be Adjusted Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2003), Borrower shall, no later than 90 days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to 75% (or, (x) if the Leverage Ratio is less than 4.00 to 1.0 but greater than or equal to 3.25 to 1.0 on the last day of any such Fiscal Year as set forth in the Compliance Certificate delivered pursuant to subsection 6.1(iii) in respect of such Fiscal Year, 50%, and (y) if the Leverage Ratio is less than 3.25 to 1.0 but greater than or equal to 2.50 to 1.0 on the last day of any such Fiscal Year as set forth in the Compliance Certificate delivered pursuant to subsection 6.1(iii) in respect of such Fiscal Year, 25%) of such Adjusted Consolidated Excess Cash Flow; provided that no such prepayment and/or commitment reduction shall be required for any Fiscal Year if the Leverage Ratio is less than 2.50 to 1.0 on the last day of such Fiscal Year as set forth in the Compliance Certificate delivered pursuant to subsection 6.1(iii) in respect of such Fiscal Year.”.

5. Subsection 7.3(xiii) of the Credit Agreement is hereby amended by deleting said subsection in its entirety and inserting the following new subsection 7.3(xiii) in lieu thereof:

“(xiii) Borrower and its Domestic Subsidiaries may make and own (x) equity Investments in Foreign Subsidiaries of Borrower in an aggregate amount not to exceed $10,000,000 at any time outstanding and (y) non-equity Investments in Foreign Subsidiaries of Borrower in an aggregate amount at any time outstanding not to exceed the remainder of (I) $20,000,000 minus (II) the aggregate amount of all equity Investments made in Foreign Subsidiaries of the Borrower pursuant to immediately preceding sub-clause (x) and outstanding at such time, provided that (A) at any time after Borrower and its Domestic Subsidiaries shall have utilized the full amount of either (I) the basket to make and own equity Investments in Foreign Subsidiaries of the Borrower provided for above in sub-clause (x) of this clause (xiii) or (II) the basket to make and own non-equity Investments in Foreign Subsidiaries of the Borrower provided for above in sub-clause (y) of this clause (xiii), Borrower and its Domestic Subsidiaries may make and own additional Investments in Foreign Subsidiaries of the Borrower (subject to the immediately succeeding sub-clause (B) of this proviso), so long as the amount of any additional Investment made by Borrower or any of its Domestic Subsidiaries in reliance on this proviso shall not exceed the Excess Proceeds Amount in effect at the time such Investment is made and (B) each such Investment is subject to the Lien in favor of Collateral Agent as, and to the extent required by, the Collateral Documents;”.

6. Subsection 7.5(xv) of the Credit Agreement is hereby amended by deleting said subsection in its entirety and inserting the following new subsection 7.5(xv) in lieu thereof:

“(xv) so long as no Potential Event of Default or Event of Default then exists or would result therefrom, at any time within twelve months after the Fourth Amendment Effective Date, Borrower may make Restricted Junior Payments to Holdings to the extent required for Holdings to make, and Holdings may make, Restricted Junior Payments in an aggregate amount not to exceed $75,000,000 in the aggregate to the extent necessary to make repurchases of capital stock of Holdings;”.

7. Subsection 7.5(xvi) of the Credit Agreement is hereby amended by deleting said subsection in its entirety and inserting the following new subsection 7.5(xvi) in lieu thereof:

“(xvi) on and after the consummation of a Qualified IPO, Borrower may make Restricted Junior Payments to Holdings in an amount not to exceed the Excess Proceeds Amount in effect at the time such Restricted Junior Payment is made, and Holdings may in turn utilize the proceeds of such Restricted Junior Payments to pay cash dividends to holders of Holdings Common Stock, so long as (w) no Potential Event of Default or Event of Default then exists or would result therefrom, (x) each such Restricted Junior Payment is permitted pursuant to the terms of the Senior Subordinated Notes Indentures, (y) any such cash dividend paid by Holdings shall have been approved by the Board of Directors of Holdings and (z) Holdings shall have promptly (and, in any event, within five Business Days of its receipt of the respective Restricted Junior Payment from Borrower) utilized the proceeds of such Restricted Junior Payment for the purposes described above; provided that additional Restricted Junior Payments may be made at any time by Borrower and Holdings (without duplication) pursuant to this clause (xvi) for the purposes described above in an aggregate amount not to exceed $35,000,000 in any Fiscal Year, so long as (I) the requirements of subclauses (w), (x), (y) and (z) have been satisfied at such time and (II) on the date of the making of any such Restricted Payment in reliance on this proviso, Holdings shall have delivered to Administrative Agent an Officer’s Certificate (together with supporting calculations), in form and substance reasonably satisfactory to Administrative Agent, certifying (1) as to compliance with preceding subclause (I) and (2) that the Leverage Ratio as at such date is less than 4.0:1.0 (as determined on a pro forma basis, as if all indebtedness incurred after the last day of the Test Period then last ended and then outstanding (including any indebtedness incurred to finance such Restricted Junior Payments) had been incurred on the first day of the Test Period then last ended and taking account of any additional adjustments required by subsection 7.6D);”.

8. Subsection 7.5(xvii) of the Credit Agreement is hereby amended by deleting said subsection in its entirety and inserting the following new subsection 7.5(xvii) in lieu thereof:

“(xvii) so long as no Potential Event of Default or Event of Default then exists or would result therefrom, Borrower may redeem New Senior Subordinated Notes in accordance with the terms of the indenture therefor and/or repurchase New Senior Subordinated Notes on the open-market, in each case so long as (I) the aggregate amount of Cash expended by Borrower to effect all such redemptions and repurchases (and to pay all premiums payable in connection therewith) on and after the Fourth Amendment Effective Date does not exceed $30,000,000 in the aggregate, (II) all such New Senior Subordinated Notes so redeemed or repurchased are permanently cancelled or retired by Borrower promptly following such redemption or repurchase and (III) concurrently with any such redemption or repurchase, Borrower shall have made a voluntary prepayment of new 2004 Term Loans in accordance with subsection 2.4B(i) in an aggregate principal amount equal to the aggregate amount of Cash so utilized to redeem or repurchase such New Senior Subordinated Notes (and to pay all premiums payable in connection therewith); and”.

9. Section 7.5 of the Credit Agreement is hereby further amended by inserting the following new subsection 7.5(xviii) at the end of said Section:

“(xviii) so long as no Potential Event of Default or Event of Default then exists or would result therefrom, at any time that Borrower shall have utilized the full amount of (x) the basket provided for in subsection 7.5(viii) and (y) unless the twelve month anniversary of the Fourth Amendment Effective Date shall have occurred, the basket provided for in subsection 7.5(xv), in each case to make Restricted Junior Payments to Holdings for the purposes set forth in said subsections, Borrower may make additional Restricted Junior Payments to Holdings to the extent required for Holdings to make, and Holdings may make, Restricted Junior Payments to the extent necessary to make repurchases of capital stock (and options or warrants to purchase such capital stock) of Holdings, provided that the amount of any such Restricted Payment by Borrower and Holdings (without duplication) pursuant to this clause (xviii) shall not exceed the Excess Proceeds Amount in effect at the time such Restricted Junior Payment is made.”.

II. Miscellaneous Provisions.

1. In order to induce Lenders to enter into this Fourth Amendment, each of Borrower and Holdings hereby represents and warrants that (i) no Potential Event of Default or Event of Default exists as of the Fourth Amendment Effective Date (as defined below), both immediately before and immediately after giving effect thereto and (ii) all of the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the Fourth Amendment Effective Date both immediately before and immediately after giving effect thereto, with the same effect as though such representations and warranties had been made on and as of the Fourth Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

2. This Fourth Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement, the Subsidiaries Guaranty or any other Loan Document.

3. This Fourth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with Borrower and Administrative Agent.

4. THIS FOURTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

5. This Fourth Amendment shall become effective on the date (the “Fourth Amendment Effective Date”) when Borrower, Holdings and Lenders constituting the Requisite Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 Attention: May Yip (facsimile number 212-354-8113 / email address: myip@whitecase.com).

6. Borrower hereby covenants and agrees that, so long as the Fourth Amendment Effective Date occurs, it shall pay to each Lender which executes and delivers to the Administrative Agent (or its designee) a counterpart hereof by 12:00 P.M. (New York City time) on March 25, 2005, a non-refundable cash fee (the “Amendment Fee”) in an amount equal to 5 basis points (0.05%) on an amount equal to the sum of (i) the aggregate principal amount of all Term Loans of such Lender outstanding on the Fourth Amendment Effective Date plus (ii) the Revolving Loan Commitment of such Lender as in effect on the Fourth Amendment Effective Date. The Amendment Fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter. The Amendment Fee shall be paid by Borrower to Administrative Agent for distribution to the relevant Lenders not later than the third Business Day following the Fourth Amendment Effective Date.

7. From and after the Fourth Amendment Effective Date, all references in the Credit Agreement and each of the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Fourth Amendment as of the date first above written.

DOMINO’S PIZZA, INC.

By:	/s/ Joseph P. Donovan
Name:	Joseph P. Donovan
Title:	Treasurer

DOMINO’S, INC.

By:	/s/ Joseph P. Donovan
Name:	Joseph P. Donovan
Title:	Treasurer

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent

By:	/s/ Richard Waters
Name:	Richard Waters
Title:	Managing Director

SIGNATURE PAGE TO THE FOURTH AMENDMENT TO CREDIT AGREEMENT, DATED AS OF MARCH 28, 2005, AMONG DOMINO’S, INC., DOMINO’S PIZZA, INC., J.P. MORGAN SECURITIES INC., AS SOLE LEAD ARRANGER AND BOOK RUNNER, THE LENDERS PARTY HERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT FOR THE LENDERS

NAME OF INSTITUTION:

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